EXHIBIT 99.1

Perceptron Announces Fiscal Third Quarter 2020 Results

PLYMOUTH, Mich., June 01, 2020 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ: PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced results for the three months ended March 31, 2020 (fiscal third quarter 2020).

FISCAL THIRD QUARTER 2020 SUMMARY

  Net sales of $12.7 million
  Net loss of $(3.9) million
  Adjusted net loss1 of ($1.1) million
  Adjusted EBITDA1 of $(1.0) million
  Total bookings of $10.9 million
  Total backlog of $31.2 million
  Cash and cash equivalents of $10.6 million

Perceptron reported a net loss of $(3.9) million, or $(0.41) per fully diluted share, in the fiscal third quarter 2020, versus $(1.0) million, or $(0.10) per diluted share, in the prior-year period.  Third quarter results include the non-cash impairment of goodwill and intangible assets for the company’s CMM reporting unit in the amount of $2.2 million, together with cash severance expenses of $0.6 million related to the company’s previously announced restructuring plan.  Excluding the non-cash impairment charges and non-recurring severance expenses, the Company reported a net loss of ($1.1) million, or ($0.11) per diluted share.  Adjusted EBITDA was $(1.0) million in the fiscal third quarter of 2020, versus $(0.6) million in the prior year period.

MANAGEMENT COMMENTARY

“Our global operations were adversely impacted by the effects of COVID-19 during the third quarter,” stated Jay Freeland, Chairman and Interim CEO of Perceptron.  “In response to shelter-in-place orders and lower customer activity resulting from the pandemic, we reduced activity at all sites and, in some cases, temporarily closed facilities. As of mid-May, we had resumed production activities at the company’s principal facilities located in the United States, Europe and China and plan to resume full operational capacity as required by customer demands and as permitted by law,” Freeland added.

“In recent months, we took aggressive action to provide for the continued health and safety of our employees, reduce costs and enhance our liquidity position.  In April, we secured funding under the United States SBA paycheck protection program and Germany’s short-time work program, both of which positioned us to retain members of our workforce during this period of disruption and provide for operational continuity.  As production resumes, we will continue to work with our customers and suppliers to provide for the safe and efficient restart of operations,” Freeland continued.

“While several customers chose to delay orders during the fiscal third quarter, we have experienced no significant cancellations in bookings or backlog,” continued Freeland.  “During the quarter, new bookings were significantly impacted in both the Asia and Americas regions and, to a lesser extent, in Europe.  Although we anticipate a gradual improvement in business activity as quarantine orders are lifted, we expect our fourth quarter financial results to be adversely impacted by the pandemic.  To that end, we have chosen to withdraw our financial guidance until such time that conditions stabilize,” Freeland added.

“Importantly, given existing cash which includes borrowings under our credit facility, together with recent proceeds from government assistance programs, we believe Perceptron has adequate liquidity to sustain its operations during this transitional period,” continued Freeland.

_______________________________
1 See the attached “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA and Adjusted net (loss) income to GAAP net (loss) income.

FISCAL THIRD QUARTER 2020 FINANCIAL RESULTS

For the three months ended March 31, 2020, the Company generated net sales of $12.7 million, versus $15.6 million in the prior-year period.  Sales in the Americas, Europe and Asia declined 2%, 18% and 44% on a year-over-year basis, respectively, in the period.  Sales of measurement solutions, which represented 90% of total sales in the period, declined 17% in the fiscal third quarter, when compared to the prior-year period.

Total gross profit declined 14% on a year-over-year basis, or $0.7 million, to $4.4 million in the fiscal third quarter.  Gross profit margin increased 190 basis points to 34.6%, versus 32.7% in the prior-year period, primarily due to the mix of revenue and lower fixed manufacturing costs.

Total bookings declined 17% on a year-over-year basis to $10.9 million in the fiscal third quarter, as bookings within the Americas and Asia declined 30% and 43%, respectively, in the period and bookings within Europe increased 7% in the period.  The COVID-19 pandemic had a significant impact on the company’s bookings in Asia and Americas, with a lesser impact in Europe.

FINANCIAL POSITION

As of March 31, 2020, the Company had cash and cash equivalents globally of $10.6 million, which includes borrowings of $2.5 million.

On April 16, 2020, Perceptron entered into an unsecured loan with TCF National Bank as the lender in the aggregate principal amount of $2.5 million pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act.  Perceptron intends to apply for forgiveness for a significant portion of this under the terms of this program.

CONFERENCE CALL

A conference call will be held on June 2, 2020 at 8:30 AM ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.  A webcast of the conference call will be available in the Investor Relations section of Perceptron’s website at investors.perceptron.com.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	877-407-9716
International Live:	201-493-6779

ABOUT PERCEPTRON®

Perceptron (NASDAQ: PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs.   Headquartered in Plymouth, Michigan, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

SAFE HARBOR STATEMENT

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our ability to restart operations safely and efficiently and expectations regarding the possible effects of the COVID-19 pandemic on general economic conditions, public health, and global automotive industry, and the Company’s results of operations, liquidity, capital resources, and general performance in the future, the potential impact of COVID-19 on our customers generally and their plans for retooling projects in particular, our fiscal year 2020 and future results, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products and our ability to fund our fiscal year 2020 and future cash flow requirements.  We may also make forward-looking statements in our press releases or other public or shareholder communications.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for our fiscal year 2019 and our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2019 and March 31, 2020.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
		(As Revised)		(As Revised)
Net Sales	$12,673	$15,632	$49,655	$58,627
Cost of Sales	8,267	10,485	31,076	37,338
Gross Profit	4,406	5,147	18,579	21,289
Operating Expenses
Selling, General and Administrative Expense	4,044	4,415	12,596	13,992
Engineering, Research and Development Expense	1,472	1,812	4,932	6,090
Severance, Impairment and Other Charges	2,836	-	3,307	(609)
Operating (Loss) Income	(3,946)	(1,080)	(2,256)	1,816
Other Income and (Expenses), net
Interest Expense, net	(25)	(16)	(92)	(72)
Foreign Currency and Other, net	(312)	(99)	(367)	(145)
(Loss) Income Before Income Taxes	(4,283)	(1,195)	(2,715)	1,599
Income Tax (Expense) Benefit	347	193	156	(38)

Net (Loss) Income	$(3,936)	$(1,002)	$(2,559)	$1,561

(Loss) Income Per Common Share
Basic	($0.41)	($0.10)	($0.26)	$0.16
Diluted	($0.41)	($0.10)	($0.26)	$0.16

Weighted Average Common Shares Outstanding
Basic	9,708	9,627	9,687	9,601
Diluted	9,708	9,627	9,687	9,711

*During fourth quarter of fiscal 2019, the Company identified an error related to the accounting for our deferred tax liabilities associated with certain amortizable intangible assets acquired in 2015. The error related to not appropriately reducing the associated deferred tax liabilities for the tax effect of amortization of the intangible assets since 2016. The error was immaterial to our previously issued financial statements, but the cumulative correction would have had a material effect on the 2019 financial statements. Accordingly, the results for the three and nine months ended March 31, 2019 throughout this earnings announcement have been adjusted to incorporate the revised amounts, where applicable. The revision reduced income tax expense and increased net income by approximately $63,000 and $187,000 for the three and nine months ended March 31, 2019, respectively, in the Condensed Income Statements for that period. These changes are reflected in this earnings announcement in the columns labeled as revised.

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	March 31,	June 30,
	2020	2019
	(Unaudited)
Cash and Cash Equivalents	$10,564	$4,585
Short-Term Investments	323	1,431
Receivables, net	28,930	33,043
Inventories, net	10,072	10,810
Other Current Assets	1,984	1,529
Total Current Assets	51,873	51,398

Property and Equipment, net	5,910	6,538
Goodwill and Other Intangible Assets, net	1,176	3,557
Right of Use Assets	3,660	-
Long-Term Deferred Income Tax Asset	918	620
Long-Term Investments	725	725
Total Non-Current Assets	12,389	11,440

Total Assets	$64,262	$62,838

Lines of Credit	$2,500	$-
Accounts Payable	5,961	7,397
Deferred Revenue	5,646	6,649
Reserves for Severance and Other Charges	468	44
ST Operating Lease Liability	462	-
Other Current Liabilities	5,948	6,111
Total Current Liabilities	20,985	20,201

Long-Term Taxes Payable	-	114
Long-Term Deferred Income Tax Liability	-	41
Long-Term Operating Lease Liability	3,249	-
Long-Term Deferred Revenue	243	-
Other Long-Term Liabilities	439	556
Total Long-Term Liabilities	3,931	711

Total Liabilities	24,916	20,912

Shareholders' Equity	39,346	41,926
Total Liabilities and Shareholders' Equity	$64,262	$62,838

PERCEPTRON, INC.
NON-GAAP FINANCIAL MEASURES

While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Adjusted EBITDA” and “Adjusted Net (Loss) Income”.  These are non-GAAP financial measures.  Management believes these non-GAAP financial measures, when taken together with the corresponding GAAP measures, provide incremental insight into the underlying factors and trends affecting our performance because it excludes the effects of financing, investment, and other non-operating activities that management believes are not representative of our core business.  However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure.  The tables below present a reconciliation of the non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP.

PERCEPTRON, INC.
RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA AND ADJUSTED NET (LOSS) INCOME
(Unaudited, In Thousands)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
		(As Revised)		(As Revised)

Net (Loss) Income	$(3,936)	$(1,002)	$(2,559)	$1,561
Interest Expense, net	25	16	92	72
Income Tax (Benefit) Expense	(347)	(193)	(156)	38
Depreciation and amortization expense	416	558	1,380	1,692
Severance, impairment and other charges	2,836	-	3,307	(609)
Adjusted EBITDA	$(1,006)	$(621)	$2,064	$2,754

Net (Loss) Income	$(3,936)	$(1,002)	$(2,559)	$1,561
Severance, impairment and other charges	2,836	-	3,307	(609)
Adjusted Net (Loss) Income	$(1,100)	$(1,002)	$748	$952

Fully diluted shares outstanding	9,708	9,627	9,687	9,711
Adjusted Net (Loss) Income Per Share	$(0.11)	$(0.10)	$0.08	$0.10

Adjusted EBITDA, for the periods presented, represents net (loss) income before interest expense, net; income tax (benefit) expense; and depreciation and amortization expense, severance costs, impairment charges and litigation settlements. Adjusted Net (Loss) Income, for the periods presented, represents net (loss) income excluding severance costs, impairment charges and litigation settlements. Adjusted EBITDA and Adjusted Net (Loss) Income do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance. Adjusted EBITDA is not intended to be a measure of free cash flow available for management and discretionary use of such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements.

Contact:

Investor Relations
investors@perceptron.com